UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 21, 2014
GT Advanced Technologies Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
001-34133                        03-0606749
(Commission File Number)            (I.R.S. Employer Identification No.)
243 Daniel Webster Highway, Merrimack, New Hampshire 03054
(Address of principal executive offices)
(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):
[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Election of Directors
As previously disclosed in a Current Report on Form 8-K filed by GT Advanced Technologies Inc. (the “Company”), on October 6, 2014, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of New Hampshire (the “Bankruptcy Court”) for reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Debtors’ Chapter 11 cases (the “Chapter 11 Cases”) are being jointly administered under the caption In re GT Advanced Technologies Inc., et al, Case No. 14-11916-HJB.
Effective November 21, 2014, the Board of Directors of the Company appointed Richard E. Newsted and John J. Ray III as directors of the Company. The Board of Directors appointed Messrs. Newsted and Ray, each of whom is considered an independent director, upon the recommendation of its Nominating and Corporate Governance Committee

Mr. Newsted is an executive with over 30 years’ experience in senior executive roles within the US automotive and steel industries.  From 2005 to 2009, Mr. Newsted served as President and Chief Executive Officer of Meridian Automotive Systems, Inc., a global tier-one automotive supplier of front and rear-end modules, exterior and interior thermoplastics, composites and lighting systems, and from 2001 to 2005, he was Meridian’s Executive Vice President and Chief Financial Officer.  Prior to joining Meridian, Mr. Newsted served for seven years in various senior level finance, manufacturing and commercial capacities at AK Steel Holding Corporation and has also worked in various roles in the finance department at National Steel Corporation, both integrated steel producers.  Mr. Newsted currently serves on the Board of Directors Mirabela Nickel Limited, a nickel producer listed on the Australian Securities Exchange, and United States Steel Canada Inc., an integrated carbon steel producer and wholly-owned subsidiary of United States Steel, Inc. Mr. Newsted also serves on the boards of directors for several privately-held companies.

Mr. Ray has served as Senior Managing Director of Greylock Partners, LLC, a provider of restructuring and interim management services, since October 2012 and as Senior Managing Director of Avidity Partners, LLC, a provider of restructuring and interim management services, since April 2002. Since August 2014, Mr. Ray has served as Chairman of the Board of Overseas Shipholding Group, Inc., a crude oil and product shipping business, and served as its Chief Reorganization Officer from November 2012 until its emergence from bankruptcy on August 5, 2014. Mr. Ray previously served as Interim Chief Executive Officer, Chief Reorganization Officer and in similar roles for various public and private companies, including Enron Corp., Fruit of the Loom and Nortel Networks Inc.

There are no arrangements or understandings between Mr. Newsted or Mr. Ray and any other person pursuant to which such individuals were selected to serve on the Board of Directors, and there are no relationships or transactions in which Mr. Newsted and Mr. Ray has an interest that would require disclosure under Item 404(a) of Regulation S-K.
Effective November 21, 2014, Mr. Newsted was also appointed to serve as Chairman and a member of the Special Committee of the Board of Directors, and as a member of the Restructuring Committee. The Special Committee is responsible for overseeing the Company’s responses to any inquiries of the Securities and Exchange Commission, FINRA or any other similar governmental body or organization related to certain securities matters, and to manage and oversee the Company’s investigations related thereto. The Restructuring Committee is responsible for advising and making recommendations to the Board in connection with a financial restructuring of the Company and with respect to negotiations with certain creditors related thereto.
Effective November 21, 2014, Mr. Ray was also appointed to serve as Chairman and a member of the Restructuring Committee of the Board of Directors, and as a member of its Special Committee.

Pursuant to a letter agreement dated November 18, 2014, between the Company and Mr. Newsted, he will receive annual cash compensation of $60,000 for his service on the Company’s Board of Directors and additional annual cash compensation of $90,000 for his service on the Special Committee and $75,000 for his service on the Restructuring Committee. A copy of the letter agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Pursuant to a letter agreement dated November 18, 2014, between the Company and Mr. Ray, he will receive annual cash compensation of $60,000 for his service on the Company’s Board of Directors and additional annual cash compensation of $90,000 for his service on the Restructuring Committee and $75,000 for his service on the Special Committee. A copy of the letter agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.
In addition, the Company issued a press release dated November 18, 2014, announcing the appointment of Messrs. Newsted and Ray as directors, a copy if which is attached hereto as exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated November 18, 2014, by and between the Company and Richard E. Newsted

10.2	Letter Agreement, dated November 18, 2014, by and between the Company and John J. Ray III

99.1	Press release dated November 25, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GT ADVANCED TECHNOLOGIES INC.
Dated: November 25, 2014    /s/ Hoil Kim

By:	Hoil Kim

Its:	Vice President, Chief Administrative Officer, General Counsel and Secretary